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                                                                    EXHIBIT 4.01

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                            EXCEL REALTY TRUST, INC.

                       ARTICLES SUPPLEMENTARY CLASSIFYING
                      690,000 SHARES OF PREFERRED STOCK AS
               8% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

               Pursuant to Section 2-105 of the Maryland General Corporation Law ("MGCL"), Excel Realty Trust, Inc., a corporation organized and existing under the laws of the State of Maryland and having its principal office in the State of Maryland located at c/o The Prentice Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation's Charter (inclusive of these Articles Supplementary) and Section 2-105 of the MGCL, the Board of Directors has, by unanimous written consent, adopted resolutions classifying and designating a separate class of authorized but unissued Preferred Stock of the Corporation to consist of not more than 690,000 shares, and, pursuant to the powers contained in the Bylaws of the Corporation and the MGCL, appointing a Committee (the "Committee") of the Board of Directors comprised of Gary B. Sabin and Richard B. Muir, and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class of Preferred Stock and determining the number or shares of such class of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the price and other terms and conditions upon which shares of such class of Preferred Stock are to be offered, sold and issued.

               SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has, by unanimous written consent, duly adopted resolutions designating the aforesaid class of Preferred Stock as "8% Series
B Cumulative Redeemable Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications and terms and conditions of redemption of such 8% Series B Cumulative Redeemable Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles Supplementary) and authorizing the issuance of 690,000 shares of 8% Series B Cumulative Redeemable Preferred Stock.

               THIRD: The class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions:

               Section 1. Number of Shares and Designation. This separate class of Preferred Stock shall be designated as 8% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") and Six Hundred Ninety Thousand (690,000) shall be the number of shares of such Preferred Stock constituting such class, subject, however, to increase or decrease upon further action of the Board of Directors in the future as permitted by the Charter and applicable law.

               Section 2. Definitions. For purposes of the Series B Preferred Stock, the following terms shall have the meanings indicated:


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               "Affiliate" of a person means a person that, directly or
indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

               "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

               "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

               "Call Date" shall have the meaning set forth in paragraph (b) of
Section 5 hereof.


               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Corporation.

               "Distribution Payment Date" shall mean, with respect to each Distribution Period, the fifteenth day of January, April, July and October, in each year, commencing on April 15, 1998; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date.

               "Distribution Periods" shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include March 31, 1998).

               "Depositary Shares" shall mean the Depositary Shares each representing one-tenth (1/10) of a share of Series B Preferred Stock.

               "Equity Stock" shall have the meaning set forth in the Charter.

               "Issue Date" shall mean January 13, 1998.

               "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Series B Preferred Stock have preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

               "Liquidation Preference" shall mean a price per share equal to Two Hundred Fifty Dollars ($250.00).

               "Parity Stock" shall have the meaning set forth in paragraph (b) of Section 7 hereof.

               "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.


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               "Record Date" shall mean the date designated by the Board of
Directors of the Corporation at the time a distribution is declared; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors for the payment of distributions that is not more than thirty (30) days nor less than ten (10) days prior to such Distribution Payment Date.

               "Redemption Price" shall mean a price per share equal to Two Hundred Fifty Dollars ($250.00) together with accrued and unpaid distributions, if any, thereon to the Call Date.

               "Series A Preferred Stock" shall mean the 8 1/2% Series A Cumulative Convertible Preferred Stock, $.01 par value per share, of the Corporation.

               "Series B Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

               "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation.

               "Voting Preferred Stock" shall have the meaning set forth in
Section 8 hereof.

               Section 3. Distributions.

                      (a) The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, cumulative distributions payable in cash in an amount per share of Series B Preferred Stock equal to $21.5625 per annum per share at the rate of 8% per annum of the Liquidation Preference.
Such distributions shall accrue and be cumulative from the Issue Date, whether or not in any Distribution Period or Periods such distributions shall be declared or there shall be funds of the Corporation legally available for the payment of such distributions, and shall be payable quarterly in arrears on the Distribution Payment Dates, commencing on April 15, 1998. Each such distribution shall be payable in arrears to the holders of record of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the Record Date for such distribution. Accumulated, accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on the Record Date therefor. The amount of accumulated, accrued and unpaid distributions on any share of Series B Preferred Stock, or fraction thereof, at any date shall be the amount of any distributions thereon calculated at the applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash. Any distribution payment made on shares of Series B Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable. Upon issuance, the Series B Preferred Stock will rank on parity as to distributions with the Series A Preferred Stock.

               (b) The amount of distributions payable per share of Series B Preferred Stock for each full Distribution Period shall be computed by dividing the annual distribution by four (4). The amount of distributions payable per share of Series B Preferred Stock for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, shall be computed ratably on the basis of a 360-day year consisting of twelve (12) 30-day months. Holders of Series B Preferred Stock shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of cumulative distributions, as herein provided, on the Series B Preferred Stock, except for distributions upon liquidation, dissolution or winding up of the Corporation to which the holders of


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Series B Preferred Stock are entitled pursuant to Section 4 below. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Stock that may be in arrears.

               (c) So long as any of the shares of Series B Preferred Stock are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment by the Corporation or other distribution of cash or other property declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless distributions equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof have been or contemporaneously are set apart for such payment on the Series B Preferred Stock for all Distribution Periods terminating on or prior to the Distribution Payment Date with respect to such class or series of Parity Stock. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon the Series B Preferred Stock and all distributions declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

               (d) Unless full distributions on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period (i) except as set forth in Section 3(a) above, no distributions (other than in Junior Stock, or options, warrants or rights to subscribe therefor) shall be declared or paid or set aside for payment, or other distribution of cash or property declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock or Parity Stock, and (ii) no Junior Stock or Parity Stock (including less than all of the Series B Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any shares of such stock) directly or indirectly by the Corporation except by conversion into or exchange for Junior Stock and except for a redemption or purchase or other acquisition of Common Stock or other equity securities of the Corporation for purposes of an employee benefit plan of the Corporation or any subsidiary or as provided under the Charter to protect the Corporation's status as a REIT.

               (e) Notwithstanding anything contained herein to the contrary, no distributions on shares of Series B Preferred Stock shall be authorized or declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such declaration or payment shall be restricted or prohibited by law.

               (f) Notwithstanding anything contained herein to the contrary, distributions on the Series B Preferred Stock, if not paid on the applicable Distribution Payment Date, will accrue whether or not distributions are authorized or declared for such Distribution Payment Date, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not any agreement of the Corporation prohibits the payment of such distributions.

               (g) If, for any taxable year, the Corporation elects to designate as a "capital gain dividend" (as defined in Section 857 of the Code) any portion (the "Capital Gain Amount") of the


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distributions paid or made available for the year to holders of all classes of stock (the "Total Distributions"), then the portion of the Capital Gain Amount that shall be allocable to holders of the Series B Preferred Stock shall be the amount that the total distributions paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Distributions.

               Section 4. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for holders of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive Two Hundred Fifty Dollars ($250.00) per share of Series B Preferred Stock plus an amount equal to all distributions (whether or not declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Stock have been paid the liquidation preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereof were paid in full. For purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale, lease, transfer or conveyance of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding, voluntary or involuntary, of the Corporation. The Series B Preferred Stock will rank on a parity with the Series A Preferred Stock as to liquidation rights.

               (b) Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock and any Parity Stock shall not be entitled to share therein.

               (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

               Section 5. Redemption.

               (a) Except as otherwise permitted under Article VII of the Charter, shares of Series B Preferred Stock shall not be redeemable by the Corporation prior to January 13, 2003. On and after January 13, 2003, the Corporation, at its option, may redeem shares of Series B Preferred Stock in whole or, from time to time, in part at the Redemption Price. The Redemption Price of the Series B Preferred Stock payable pursuant to this Section 5(a) (other than any portion thereof consisting of accrued and unpaid distributions) may be paid solely from the sale of proceeds of other capital stock of the Corporation and not from any other source. For purposes of the preceding



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sentence, "capital stock" means any equity securities (including Common Stock and preferred stock), depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (b) Shares of Series B Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than thirty (30) nor more than sixty (60) days after the date notice of redemption is sent by the Corporation. Upon any redemption of shares of Series B Preferred Stock pursuant to paragraph (a) of this Section 5, the Corporation shall pay in cash to the holder of such shares an amount equal to all accumulated, accrued and unpaid distributions, if any, to the Call Date, whether or not earned or declared. Immediately prior to authorizing any redemption of the Series B Preferred Stock, and as a condition precedent for such redemption, the Corporation, by resolution of its Board of Directors, shall declare a mandatory distribution on the Series B Preferred Stock payable in cash on the Call Date in an amount equal to all accumulated, accrued and unpaid distributions as of the Call Date on the Series B Preferred Stock to be redeemed, which amount shall be added to the redemption price. If the Call Date falls after a distribution Record Date and prior to the corresponding Distribution Payment Date, then each holder of Series B Preferred Stock at the close of business on such distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares prior to such Distribution Payment Date. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued distributions on shares of Series B Preferred Stock called for redemption.

               (c) If the Corporation shall redeem shares of Series B Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of general circulation in the City of New York, such publication to be made once a week for two (2) successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the Call Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series B Preferred Stock to be redeemed. Neither the failure to give any notice required by this paragraph (c), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (i) the Call Date;
(ii) the Redemption Price; (iii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder (and the equivalent number of Depositary Shares); (iv) the place or places at which the certificates evidencing the shares of Series B Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, and provided that on or before the Call Date specified in such notice the amount of cash necessary to effect such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares of Series B Preferred Stock so called for redemption, from and after the Call Date, including all accumulated, accrued and unpaid distributions to the Call Date, whether or not earned or declared, (i) except as otherwise provided


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herein, distributions on the shares of Series B Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series B Preferred Stock called for redemption (except that, in the case of a Call Date after a distribution Record Date and prior to the related Distribution Payment Date, holders of Series B Preferred Stock on the distribution Record Date will be entitled on such Distribution Payment Date to receive the distribution payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, (iii) all rights of the holders thereof as holders of Series B Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any distributions payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, The City of New York, or in Los Angeles or San Diego, California, and that has or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Series B Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two (2) years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series B Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

               As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series B Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series B Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series B Preferred Stock represented by any certificates are redeemed, then a new certificate representing the unredeemed shares of Series B Preferred Stock shall be issued without cost to the holders thereof.

               Section 6. Stock to be Retired. All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class. The Corporation may also retire any unissued shares of Series B Preferred Stock, and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class.

               Section 7. Ranking. Any class or series of capital stock of the Corporation shall be deemed to rank:

                      (a) prior or senior to the Series B Preferred Stock, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series of stock shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock;

                      (b) on a parity with the Series B Preferred Stock, as to the payment of


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distributions and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class or series of stock and the Series B Preferred stock shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

                      (c) junior to the Series B Preferred Stock, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of stock shall be Common Stock or if the holders of Series B Preferred shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series of stock ("Junior Stock").

               Section 8. Voting Rights.

               (a) If and whenever six quarterly distributions (whether or not consecutive) payable on the Series B Preferred Stock shall be in arrears (which shall, with respect to any such quarterly distribution, mean that any such distribution has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (2) (if not already increased by reason of a similar arrearage with respect to any Parity Stock) and the holders of shares of Series B Preferred Stock, together with the holders of shares of every other class or series of Parity Stock (any other such class or series, the "Voting Preferred Stock") entitled to vote on the matter, voting together as if they were a single class, shall be entitled, in order to fill the vacancies thereby created, to elect two
(2) additional directors at the next annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Stock entitled to vote thereon, called as hereinafter provided, and at each succeeding annual meeting at which their respective successors are to be elected. Each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that all directors in each of the classes of directors are as equal in number as possible. Each such director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors a duly-executed, valid, binding and enforceable letter of resignation from the Board, to be effective immediately upon the date on which all arrears in distributions on the Series B Preferred Stock and the Voting Preferred Stock then outstanding and holding similar rights in respect of the election of additional directors shall have been paid and distributions thereon for the current quarterly distribution period shall have been paid or declared and set apart for payment, whereupon the right of the holders of the Series B Preferred Stock and the Voting Preferred Stock to elect such additional two (2) directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six (6) quarterly distributions), and the terms of office of all persons elected as directors by the holders of the Series B Preferred Stock and the Voting Preferred Stock shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series B Preferred Stock and the Voting Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock for the election of the two
(2) directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty (20) days after receipt of any such request, then any holder of Series B Preferred Stock may call such meeting, upon the



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notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders at which their respective successors are to be elected. If any vacancy shall occur among the directors elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock entitled to vote thereon, a successor shall be elected by the Board of Directors, upon the nomination of the then remaining Director elected by the holders of the Series B Preferred Stock and such Voting Preferred Stock or the successor of such remaining Director, to serve for the remainder of the term of the director creating the vacancy, subject however to earlier resignation as herein provided.

                      (b) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least
66 2/3% of the votes entitled to be cast by the holders of the Series B Preferred stock and the Voting Preferred Stock, at the time outstanding, acting as if they were a single class regardless of class or series, given in person or by proxy, at any meeting, called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be necessary for effecting or validating:

                             (i) Any amendment, alteration or repeal of any of
                      the provisions of these Articles Supplementary or the Charter of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series B Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock, and provided further, that if any such amendment, alteration or repeal would materially adversely affect any voting powers, rights or preferences of the Series B Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the Series B Preferred Stock or other class or series which otherwise would be entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series or classes similarly affected given in person or by proxy at a meeting duly called for the purpose, or the affirmative vote of all such holders delivered by unanimous written consent, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series B Preferred Stock and the Voting Preferred Stock, or the affirmative vote of all such holders by unanimous written consent, which otherwise would be entitled to vote in accordance herewith; or

                             (ii) The authorization or creation of, or the
                      increase in the authorized amount of, any shares of any series or class or any security convertible into shares of any series or class ranking prior or senior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or the payment of distributions; provided, however, that no such vote of the holders of Series B Preferred
                      Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series B Preferred Stock at the time outstanding.

               For purposes of the foregoing provisions of this Section 8, each share of Series B Preferred Stock shall have ten (10) votes per share, each of which ten (10) votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder), except that when any other class or series of preferred stock shall have the right to vote together with the Series B Preferred Stock as if they were a single class on any matter, then the Series B Preferred Stock and such other class or series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference, and fractional votes shall be ignored. With respect to each share of Series B Preferred Stock, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totalling ten (10) votes per share of Series B Preferred Stock). Except as expressly stated in these Articles Supplementary, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to (i) any merger or consolidation involving the Corporation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no equity securities ranking as to distribution rights or liquidation preference senior to the Series B Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation, (ii) any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of the Series B Preferred Stock receive shares of stock or other equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series B Preferred Stock and there are outstanding no shares of stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series B Preferred Stock other than the securities issued in respect of securities of the Corporation outstanding prior to such merger or consolidation, or (iii) any merger or consolidation involving the Corporation, whether or not the Corporation is the surviving entity, resulting in outstanding equity securities of the Corporation or its successor (other than securities of the Corporation outstanding prior to such merger or consolidation, or securities issued in respect of securities of the Corporation outstanding prior to such merger or consolidation) ranking as to distribution rights or liquidation preference senior to the Senior B Preferred Stock.

               Section 9. Restrictions on Transfer, Acquisition and Redemption of Shares.

               (a) The Series B Preferred Stock constitutes a class of Preferred Stock of the Corporation, and Preferred Stock constitutes Equity Stock of the Corporation. Therefore, the Series B Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Charter of the Corporation applicable to the Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Equity Stock; provided, however, that the terms and conditions (including exceptions and exemptions) of
Article VII of the Charter applicable to Equity Stock shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability to the Series B Preferred Stock of any other term or provision of the Charter.

               (b) In addition to the legend contemplated by Article VII,
Section 11 of the Charter, each certificate for Series B Preferred Stock shall bear substantially the following legend:

                      "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the

        Board of directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

               Section 10. Severability of Provisions. If any preference, conversion or other right, voting power, restriction, limitation as to distributions, qualification or term or condition of redemption of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions or redemption of Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

               Section 11. Registration as Depositary Shares. Shares of Series B Preferred Stock shall be registered in the form of Depositary Shares each representing a one-tenth (1/10) fractional interest in a share of Series B Preferred Stock on such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation).

               FOURTH: The shares of Series B Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

               FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

               SIXTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

               IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 12th day of January, 1998.


ATTEST:                                    EXCEL REALTY TRUST, INC.



/s/ Eric S. Ottesen                        By: /s/ Graham R. Bullick
-------------------------                      ---------------------------------
Eric S. Ottesen                                   Name:  Graham R. Bullick
Assistant Secretary                               Title:  Senior Vice President